EX-FILING FEES

Calculation of Filing Fee Tables

FORM SC TO-I/A
(Form Type)

Partners Group Private Equity (Master Fund), LLC
(Exact Name of Registrant as Specified in its Charter)

Table 1 to Paragraph (a)(7)

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$622,900,000	$0.0000927	$57,742.83

Fees Previously Paid
Total Transaction Valuation	$622,900,000
Total Fees Due for Filing			$57,742.83
Total Fees Previously Paid
Total Fee Offsets			$57,742.83
Net Fee Due			$0

Table 2 to Paragraph (a)(7)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	Partners Group Private Equity (Master Fund), LLC	SC TO-I	005-85837	8/1/2022		$57,742.83
Fee Offset Sources					8/1/2022		$57,742.83